Exhibit 99.1


FOR IMMEDIATE RELEASE

Media Contact:                                                 Investor Contact:
Eric McErlain                                                        Kevin Libby
PSINet Media Relations                                 PSINet Investor Relations
(703) 726-1327                                                    (703) 726-1245
mcerlaine@psi.com                                                 libbyk@psi.com


           PSINET SUBMITS NOTIFICATION OF LATE FILING OF ITS FORM 10-K


ASHBURN, VA., APRIL 3, 2001 - PSINet Inc. (NASDAQ: PSIX) yesterday filed a Form 12b-25 with the Securities and Exchange Commission indicating that, due to rapidly changing circumstances impacting the Company, its 2000 financial statements are not yet finalized and therefore it will not be able to file its Form 10-K for the year ended December 31, 2000 within the prescribed time period.

The Company has engaged outside consultants to prepare an independent valuation of certain potentially impaired assets in order to enable it to finalize its financial statements. The Company took restructuring and impairment charges during the first nine months of 2000 and believes that additional restructuring and impairment charges, which may be significant, will be incurred during the fourth quarter of 2000. The Company anticipates that the valuation will be completed so that it will be able to finalize its financial statements and file its Form 10-K within the applicable 15 calendar day extension period.

The Company also announced that, in conjunction with the audit of its financial statements for the year ended December 31, 2000, it expects to receive a going concern qualification in its audit opinion from PricewaterhouseCoopers LLP. As of March 30, 2001, the Company had cash, cash equivalents, short-term investments and marketable securities held in financial institutions of approximately $254 million, of which approximately $27 million secures obligations under letters of credit and similar obligations. The Company's cash, cash equivalents, short-term investments, marketable securities and cash generated by the expected proceeds from asset sales are not expected to be sufficient to meet the Company's anticipated cash needs absent successful implementation of one or more financial or strategic alternatives currently under consideration by the Company. Even if one or more of such alternatives is successfully implemented by the Company, there can be no assurance that the Company will not run out of cash.

As the Company has announced previously, the Company has engaged Goldman, Sachs & Co. to assist it in analyzing and considering various financial and strategic alternatives available to the Company, including a strategic alliance or the possible sale of all or a portion of the Company. The Company has also engaged Dresdner Kleinwort Wasserstein as a financial advisor to explore alternatives to restructure the Company's


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obligations to its bondholders and other creditors. Dresdner Kleinwort
Wasserstein's activities are being undertaken in conjunction with the ongoing activities of Goldman, Sachs. The Company cannot provide any assurance that it will be successful in restructuring its obligations or completing any of these strategic alternatives. These efforts are likely to involve the Company's reorganization under the federal bankruptcy code. Even if the Company were successful in any of these efforts, it is likely that the Company's common stock will have no value, and that the Company's indebtedness will be worth significantly less than face value.

The Company believes that it may not continue to satisfy the capital requirements for continued listing of its common stock and Series C preferred stock on The Nasdaq National Market and cannot provide any assurance that the common stock and Series C preferred stock will continue to be listed.


Headquartered in Ashburn, Virginia, PSINet Inc. is a leading provider of Internet and IT solutions offering flex hosting solutions, global eCommerce infrastructure, end-to-end IT solutions and a full suite of retail and wholesale Internet services through wholly-owned PSINet subsidiaries. Services are provided on PSINet-owned and operated fiber, web hosting and switching facilities, currently providing direct access in more than 900 metropolitan areas in 27 countries on five continents. PSINet information can be obtained by e-mail at info@psi.com or by calling in the U.S. 800/799-0676.

This release contains information about management's view of PSINet's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements, as a result of a variety of factors including, but not limited to, competitive developments, risks associated with PSINet's growth, the development of the Internet market, regulatory risks, ability to reach an agreement regarding restructuring with securities holders of PSINet and PSINet Consulting Solutions and other factors that are discussed in the Company's Annual Report on Form 10-K and other documents periodically filed with the SEC.

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